Exhibit 16.1

April 17, 2026

Securities and Exchange Commission 100 F Street, N.E.

Washington, DC 20549

We have read Item 4.01 of Form 8-K dated April 17, 2026 of Damora Therapeutics, Inc. and are in agreement with the statements contained in the paragraphs under (a) Dismissal of Independent Registered Public Accounting Firm therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ EY Godkendt Revisionspartnerselskab

EY Godkendt Revisionspartnerselskab